Exhibit 99.7

Excel Management Systems, Inc
Broadcast International, Inc
Business Optimization & Valuation Specialists	Merger with AllDigital, Inc.
FAIRNESS OPINION

February 8, 2013

The Board of Directors
Broadcast International, Inc.
7050 Union Park Center, Floor 6
Salt Lake City, UT   84047

Board of Directors:

Excel Management Systems, Inc. was engaged by Broadcast International, Inc. to estimate the fair market value of Broadcast International, Inc. (“The Company”), as of September 30, 2012, for the purpose of the creation of a Fairness Opinion as it relates to the Merger of Broadcast International, Inc. with AllDigital Holdings, Inc.

Excel Management Systems, Inc. offers this opinion based upon five different valuation calculations for each entity, then compared results and provides this opinion of the fairness of the transaction.  Valuation methods that were considered include:
A.	Asset Value Method
B.	Market Value Method
C.	Management Supplied Expected Case Projection Income Value Method
D.	Management Supplied Low Case Projection Income Value Method
E.	Management Supplied High Case Projection Income Value Method

These valuations are formal 1959, Revenue Ruling 59-60, 1966, Revenue Procedure 66-49, 1977 Revenue Ruling 77-287, 1981 Revenue Ruling 81-253, and 1993 Revenue Ruling 93-12 report of the “Fair Market Value” for client use.  The term “Fair Market Value” is defined as the cash or cash equivalent price at which property would change hands between a willing buyer and a willing seller, neither being under a compulsion to buy or sell and both having reasonable knowledge of relevant facts.

Limiting Conditions

AT THE CLIENT’S REQUEST, THIS VALUATION IS NOT A FORMAL REVENUE RULING 59-60 REPORT.  THIS VALUATION IS STRICTLY ADVISORY AND REQUIRES ONLY EXHIBITS AND MINIMAL EXPLANATIONS.  PLEASE REFER TO THE STATEMENT OF LIMITING CONDITIONS.  A SITE SURVEY WAS NOT PERFORMED AND IT WAS ASSUMED THAT THE FINANCIAL STATEMENTS AND ADJUSTMENTS SUPPLIED BY THE CLIENT WERE ACCURATE.  NO AUDIT, INSPECTION OR REVIEW WAS PERFORMED OF THE SUBJECT COMPANY’S FINANCIAL STATEMENTS. The term “fair market value” is defined as the cash or cash equivalent price at which property would change hands between a willing buyer and a willing seller, neither being under a compulsion to buy or sell and both having reasonable knowledge of relevant facts.

2722 South Davis Boulevard	President:
Bountiful, Utah 84010	Dale S. Richards exceldsr@aol.com	Cell (801) 573-6041
Phone (801) 299-9902	FAX (801) 299-9902

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Excel Management Systems, Inc
Broadcast International, Inc
Business Optimization & Valuation Specialists	Merger with AllDigital, Inc.
FAIRNESS OPINION

The analysis and conclusions in this report are based in part on the following:

A. Information used in the analysis and report was obtained from sources believed to be reliable; however, the validity of this information and the conclusions thereof are not warranted by the appraiser, his agents or employees.

B. Financial statements, operating histories and other data relating to the Company, ownership interest, or assets being appraised which were provided by management, the owners, or their representatives have been accepted by the appraiser without further verification, except as specifically set forth in the appraisal report.  This report should not be considered an audit, review, or compilation as defined by the American Institute of Certified Public Accountants, but is, rather a valuation prepared for the limited purpose described herein.

C. The property, machinery, equipment or any other tangible assets owned by the Company were not inspected by the appraiser.
D. The fairness opinion stated herein is presented as the appraisers considered opinion based on the facts and data set forth in the appraisal report.  No responsibility is assumed for changes in market conditions or for the inability of the owner to locate a purchaser at the appraised value.

E. The appraiser’s analysis assumes marketable title to all of the tangible and intangible assets being appraised herein and that they are free and clear of all encumbrances, except as fully disclosed in the financial statements and related footnotes included in the appraisal report.

F. No opinion of title is being rendered herein, nor does the appraiser, his agents or employees accept any responsibility for matters of a legal nature affecting the Company, ownership interest or assets being appraised.

G. This report is not to be construed, directly or indirectly, as a recommendation to invest, divest, or to lend; it is strictly an independent opinion for the purpose described herein, based upon the information, explanations and materials provided to us and subject to the assumptions and qualifications noted herein.  Potential investors and/or lenders should perform or obtain their own analysis of the Company’s financial position for their particular purposes.

H. This report is not intended for general circulation or publication, nor may it be reproduced or used for any purpose other than that specifically noted herein, without our written permission in each specific instance.  The appraisers do not assume any responsibility or liability for losses incurred by the Company, the directors, shareholders or owners thereof, or to other parties, as a result of the circulation, publication, production or use of this report contrary to the provisions of this paragraph.

I. The appraiser reserves the right to review all calculations included or referred to herein and to revise the valuation in the light of any facts, trends or changing conditions that existed at the valuation date of which we are made aware subsequent to the date hereof; however, the appraiser will not be under any obligation to do so, unless prior arrangements have been made in writing relative to such additional services.

J. The fairness opinion does not include the recognition of a “special purchaser premium,” if such were to be applicable due to the ability of a specific buyer who could utilize the tangible and intangible assets described herein in a unique or synergistic manner.

2722 South Davis Boulevard	President:
Bountiful, Utah 84010	Dale S. Richards exceldsr@aol.com	Cell (801) 573-6041
Phone (801) 299-9902	FAX (801) 299-9902

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Excel Management Systems, Inc
Broadcast International, Inc
Business Optimization & Valuation Specialists	Merger with AllDigital, Inc.
FAIRNESS OPINION

K. The Client by accepting this report agrees that neither the appraiser nor any of his agents or employees will be required to give testimony, nor to be in attendance in court or at any government hearing with reference to the matters herein, unless prior or future arrangements have been or are made in writing relative to such additional services.  These services are available under separate contract.

L. This report takes no responsibility for environmental impact matters or government regulations; such as, OSHA.

M. Information contained within this report and the data obtained from the Company will be held confidential.

FINAL CALCULATION OF VALUE: BROADCAST INTERNATIONAL, INC.

After considering all relevant issues in contained within this report, it the appraiser’s calculation that the Fair Market Value of the operation of the Subject Company can be reasonably stated and is summarized below.

Method to Value:	Value Calculated	Weight	Extended Value
Asset Method to Value:
Adjusted Book Value	$(6,307,552)	5.0%	$(315,378)
Market Method to Value:
Pratt’s Stats	$13,299,606	45.0%	$5,984,823

Income Method to Value:
Summary of Three Discounted Projected Benefit Streams Method	$3,289,064	50.0%	$1,644,532

Fair Market Value of Company Operations BEFORE DISCOUNTS APPLIED:		100%	$7,313,977

Rounded Company Value AFTER Discounts For VC, Minority And Marketability		No Discounts	$7,313,977

FAIR MARKET VALUE OF COMPANY OPERATIONS (Rounded):			$7,300,000

2722 South Davis Boulevard	President:
Bountiful, Utah 84010	Dale S. Richards exceldsr@aol.com	Cell (801) 573-6041
Phone (801) 299-9902	FAX (801) 299-9902

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Excel Management Systems, Inc
Broadcast International, Inc
Business Optimization & Valuation Specialists	Merger with AllDigital, Inc.
FAIRNESS OPINION

FINAL CALCULATION OF VALUE: ALLDIGITAL, INC.

After considering all relevant issues in contained within this report, it the appraiser’s calculation that the Fair Market Value of the operation of the Subject Company can be reasonably stated and is summarized below.

Method to Value:	Value Calculated	Weight	Extended Value
Asset Method to Value:
Adjusted Book Value	$65,514	5.0%	$3,276
Market Method to Value:
Pratt’s Stats	$5,666,867	45.0%	$2,550,090

Income Method to Value:
Summary of Three Discounted Projected Benefit Streams Method	$23,243,486	50.0%	$11,621,743

Fair Market Value of Company Operations BEFORE DISCOUNTS APPLIED:		100%	$14,175,109

Rounded Company Value AFTER Discounts For VC, Minority And Marketability		No Discounts	$14,175,189

FAIR MARKET VALUE OF COMPANY OPERATIONS (Rounded):			$14,200,000

FAIRNESS OPINION:

Calculation of Value Comparisons:
		% of Combined
Broadcast International, Inc.	= $ 7,300,000	33.95%
AllDigital Holdings, Inc.	= $14,200,000	66.05%

TOTAL COMBINED VALUE	=$21,500,000	100.0%

Based on the foregoing values: Broadcast International, Inc = $7,300,000 and AllDigital, Inc. = $14,200,000 and other factors deemed relevant, it is the opinion of the appraiser that a fair transaction would require Broadcast International, Inc. to obtain AT LEAST 34.0% of the resultant merged company.  Therefore, at 46% (most recent merger proposal) it is deemed fair for the shareholders of Broadcast International, Inc.

2722 South Davis Boulevard	President:
Bountiful, Utah 84010	Dale S. Richards exceldsr@aol.com	Cell (801) 573-6041
Phone (801) 299-9902	FAX (801) 299-9902

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Excel Management Systems, Inc
Broadcast International, Inc
Business Optimization & Valuation Specialists	Merger with AllDigital, Inc.
FAIRNESS OPINION

Excel Management, as part of its professional services, is regularly engaged in the valuation of businesses and securities in connection with acquisitions, private placements, estates, stock option plans and valuations for corporate boards for many other purposes.  We were not requested to, nor did we solicit the interest of any other party with respect to investing in either of the companies subject to this opinion, and our opinion does not constitute a recommendation to any investors or shareholders to purchase shares in either company.

APPRAISER’S CERTIFICATION

I HEREBY CERTIFY TO THE BEST OF MY KNOWLEDGE AND BELIEF:

1. The statements of fact contained in this report are true and correct.
2. The reported analysis, opinions, and conclusions are limited only by the reported assumptions and limiting conditions, and are an unbiased professional analyses, opinions, and conclusions.
3. Excel Management Systems, Inc. has no present or prospective interest in the subject business of this report, and there is no personal interest or bias with respect to the parties involved.
4. Excel Management Systems, Inc. has no bias with respect to the business being valued or to the parties involved with the assignment.
5. The engagement in this assignment is not contingent upon the development or reporting of a predetermined value or direction in value that favors the cause of the client, the amount of the value opinion, the attainment of a stipulated result, or the occurrence of a subsequent event directly related to the intended use of this appraisal.
6. The compensation for this valuation is not contingent on an action or event resulting from the analysis, opinions, or conclusions in, or the use of, this report.
7. The Principals of Excel Management Systems, Inc have not personally inspected the assets, properties or business interests encompassed by this appraisal.
8. The analyses, opinions and conclusions were developed, and this report has been prepared, in conformity with the Uniform Standards of Professional Appraisal Practice, as promulgated by The National Association of Certified Valuation Appraisers (NACVA).
9. No one provided significant professional assistance to the employees of Excel Management Systems, Inc. as represented by the President who signed this report.

Respectfully Submitted,
Dale S. Richards, MBA, AVA, ChEIT
President Excel Management
Accredited Valuation Analyst (AVA) – NACVA
Licensed by National Association of Certified Valuation Analysts (NACVA)

2722 South Davis Boulevard	President:
Bountiful, Utah 84010	Dale S. Richards exceldsr@aol.com	Cell (801) 573-6041
Phone (801) 299-9902	FAX (801) 299-9902

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